(h) Consulting Agreement-John Oster

                              CONSULTING AGREEMENT

DATE:             November 16, 1998

PARTIES:          JOHN OSTER (the "Consultant")

                  SWIFTY CARWASH & QUIK-LUBE, INC.
                  a Florida corporation (the "Company")

AGREEMENTS:

SECTION 1.  RETENTION OF CONSULTANT

     1.1 Effective Date. Effective November 16, 1998 (the "Effective Date") the Company shall retain the Consultant as an independent contractor consultant, and the Consultant hereby accepts such consulting relationship, upon the terms and conditions set forth in this Agreement.

     1.2 Services. The Consultant agrees to serve the Company as a consultant regarding carwash equipment and operations. The Consultant shall perform and discharge well and faithfully for the Company such consulting services during the term of this Agreement as may be assigned to the Consultant from time to time by the President or Vice President of the Company; provided, however, that no such services shall require the availability of the Consultant in excess of 250 hours per year.

SECTION 2.  COMPENSATION

     2.1 Consulting Fee and Expense Reimbursement. In full satisfaction for any and all consulting services rendered by the Consultant for the Company under this Agreement, the Company shall pay the Consultant a consulting fee of 10,000 shares of the Company's common stock per year, payable upon the Effective date of this Agreement.

     2.2 Time Records and Reports. The Consultant shall prepare accurate and complete records of the Consultant's services for the Company under this Agreement and agrees to submit records on a monthly basis to the Company, along with such other documentation of the services performed under this Agreement as reasonably requested by the Company.

SECTION 3.  NATURE OF RELATIONSHIP; EXPENSES

     3.1 Independent Contractor. It is agreed that the Consultant shall be an independent contractor and shall not be the employee, servant, agent, partner, or joint venturer of the Company, or any of its officers, directors, or employees. The Consultant shall not have the right to or be entitled to any of the employee benefits of the Company or its subsidiaries. The Consultant has no authority to assume or create any obligation or liability, express or implied, on the Company's behalf or in its name or to bind the Company in any manner whatsoever.

     3.2 Insurance and Taxes. The Consultant agrees to arrange for the Consultant's own liability, disability, health, and workers' compensation insurance, and that of the Consultant's employees, if any. The Consultant further agrees to be responsible for the Consultant's own tax obligations accruing as a result of payments for services rendered under this Agreement, as well as for the tax withholding obligations with respect to the Consultant's employees, if any. It is expressly understood and agreed by the Consultant that should the Company for any reason incur tax liability or charges whatsoever as a result of not making any withholdings from payments for services under this Agreement, the Consultant will reimburse and indemnify the Company for the same.

     3.3 Equipment, Tools, Employees and Overhead. The Consultant shall provide, at the Consultant's expense, all equipment and tools needed to provide services under this Agreement, including the salaries of and benefits provided to any employees of the Consultant. Except as otherwise provided in this Agreement, the Consultant shall be responsible for all of the Consultant's overhead costs and expenses.

SECTION 4.  TERM

     4.1 Initial Term; Renewal. Unless otherwise terminated pursuant to the provisions of Section 4.2, the consulting relationship under this Agreement shall commence on the Effective Date and continue in effect until November 16, 1999 (the "Initial Term"). Thereafter, the term of the consulting relationship under this Agreement shall be extended for successive one-year periods subject to either party's right to terminate the consulting relationship at the end of the Initial Term or on any subsequent anniversary thereof by giving the other party at least 60 days' written notice prior to the effective date of such termination.

     4.2 Early Termination. The consulting relationship under this Agreement may be terminated prior to the end of the Initial Term or any renewal term by the death of the Consultant, the disability of the Consultant resulting in the inability of the Consultant to perform the consulting service, or by written notice from the Company that, in the Company's sole determination: (a) the Consultant has refused, failed, or is unable to render consulting services under this Agreement; (b) the Consultant has breached any of the Consultant's other obligations under this Agreement; or (c) the Consultant has engaged or is engaging in conduct that in the Company's sole determination is detrimental to the Company. If the consulting relationship is terminated for any of the reasons set forth in the preceding sentence, the right of the Consultant to the compensation set forth in Section 2 of this Agreement shall cease on the date of such termination, and the of the shares exchanged pro rata as of the date of termination shall be returned and the Company shall have no further obligation to the Consultant under any of the provisions of this Agreement.

     4.3 Effect of Termination. Termination of the consulting relationship shall not affect the provisions of Sections 5, or 6 which provisions shall survive any termination in accordance with their terms.

SECTION 5.  DISCLOSURE OF INFORMATION

     The Consultant acknowledges that the Company's trade secrets, private or secret processes as they exist from time to time, and information concerning products, developments, manufacturing techniques, new product plans, equipment, inventions, discoveries, patent applications, ideas, designs, engineering drawings, sketches, renderings, other drawings, manufacturing and test data, computer programs, progress reports, materials, costs, specifications, processes, methods, research, procurement and sales activities and procedures, promotion and pricing techniques, and credit and financial data concerning customers of the Company and its subsidiaries, as well as information relating to the management, operation, or planning of the Company and its subsidiaries (the "Proprietary Information") are valuable, special, and unique assets of the Company and its subsidiaries, access to and knowledge of which may be essential to the performance of the Consultant's duties under this Agreement. In light of the highly competitive nature of the industry in which the Company and its subsidiaries conduct their businesses, the Consultant agrees that all
Proprietary Information obtained by the Consultant as a result of the Consultant's relationship with the Company and its subsidiaries shall be considered confidential. In recognition of this fact, the Consultant agrees that the Consultant will not, during and after the Consulting Period, disclose any of such Proprietary Information to any person or entity for any reason or purpose whatsoever, and the Consultant will not make use of any Proprietary Information for the Consultant's own purposes or for the benefit of any other person or entity (except the Company and its subsidiaries) under any circumstances.

SECTION 6.  INTERPRETATION

     It is expressly understood and agreed that although the Consultant and the Company consider the restrictions contained in Sections 5 and 6 of this Agreement reasonable for the purpose of preserving the goodwill, proprietary rights, and going concern value of the Company and its subsidiaries, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Sections 5 and 6 is an unenforceable restriction on the activities of the Consultant, the provisions of such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in Sections 5 and 6 or any remedy provided in Section 9 of this Agreement is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Agreement or the availability of any other remedy. The provisions of Sections 5 and 6 shall in no respect limit or otherwise affect the obligations of the Consultant under other agreements with the Company.

SECTION 7.  REMEDIES

     The Consultant acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Sections 5, and 6 of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Consultant of any of the provisions of Sections 5, and 6 the Consultant agrees that, in addition to its remedy at law, at the Company's option, all rights of the Consultant under this Agreement may be terminated, and the Company shall be entitled without posting any bond to obtain, and the Consultant agrees not to oppose a request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing contained in this Section 7 shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to it for such breach or threatened breach.

SECTION 8.  MISCELLANEOUS PROVISIONS

     8.1 Assignment. This Agreement shall not be assignable by either party, except by the Company to any subsidiary or affiliate of the Company or to any successor in interest to the Company's business.

     8.2 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

     8.3 Notice. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties at the following addresses:

As to Consultant:                           John Oster
                                            ____________/s/___________________


As to Company:                              Swifty Carwash & Quik-Lube, Inc.
                                            BY:_______________________________


All notices and other communications shall be deemed to be given at the expiration of three (3) days after the date of mailing. The address of a party to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other party.

     8.4 Litigation Expense. In the event of a default under this Agreement, the defaulting party shall reimburse the nondefaulting party for all costs and expenses reasonably incurred by the nondefaulting party in connection with the default, including without limitation attorney's fees. Additionally, in the event a suit or action is filed to enforce this Agreement or with respect to this Agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney's fees at the trial level and on appeal.

     8.5 Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     8.6 Applicable Law. This Agreement shall be governed by and shall be construed in accordance with the laws of the state of Florida. Exclusive venue for any action arising hereunder or in connection herewith shall lie in state court in Alachua County, Florida.

     8.7 Entire Agreement. This Agreement constitutes the entire Agreement between the parties pertaining to its subject matter, and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

Company:                                      Consultant:

SWIFTY CARWASH & QUIK-LUBE, INC.

By:_______/s/ Rachel Steele____________       _____/s/ John H. Oster____________
                                                   John Oster
Title:________President________________

                                   Addendum A

     Consultant agrees not to consult or build a full service car wash within a three (3) mile radius of Swifty Carwash & Quik-Lube, Inc., 32663 U.S. 19 N. Palm Harbor, Florida 34684 for a period of ten years from the date of this Agreement.


Swifty Carwash & Quik-Lube, Inc.


BY:__/s/ Rachel Steele________________       __/s/ John Oster___________________
     Rachel Steele, President                 John Oster